Exhibit 99.1

Contact:
Eva Yan, CFO
E-mail: evayan@chn-biotics.com
Web: www.chn-biotics.com

CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web: www.ccgirasia.com

For Immediate Release

China-Biotics, Inc. to Hold 2009 Annual Meeting of Stockholders on March 5, 2010

Shanghai, China – December 10, 2009 – China-Biotics, Inc. (NASDAQ: CHBT) (“China-Biotics”, “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced that the Company’s 2009 Annual Meeting of Stockholders will be held on Friday, March 5, 2010 at the Company’s executive offices in Shanghai, China. The Company’s board of directors has established Friday, January 8, 2010 as the record date for determining stockholders entitled to vote at the meeting.  Management expects that the definitive proxy statement for the meeting will be mailed to stockholders on or about Friday, January 15, 2010.

The time and venue of China-Biotics’ Annual Meeting is as follows:

     Date:   Friday, March 5, 2010

     Time:  10:30 a.m. (Shanghai Time)

     Venue:  5th Floor, Block 15-1, No. 999 Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai, 201206, The People’s Republic of China.

Stockholder proposals must be received by the Corporate Secretary no later than December 31, 2009 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting or to be presented at the meeting.  Any such proposal should be mailed to:  Corporate Secretary, China-Biotics, Inc., 5th Floor, Block 15-1, No. 999 Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai, 201206, The People’s Republic of China.

China-Biotics’ executives will provide an investor presentation to discuss the Company's growth strategy, business outlook, and financial performance. The Company's management and Board members will also accept questions from analysts and investors.

About China-Biotics, Inc.

China-Biotics, Inc., a leading manufacturer of biotechnology products and supplements, engages in the research, development, marketing and distribution of probiotics dietary supplements. Through its wholly owned subsidiary, Shanghai Shining Biotechnology Co., Ltd., the Company has operations in Shanghai. Its proprietary product portfolio contains live microbial nutritional supplements under the “Shining” brand. Currently, the products are sold OTC through large distributors to pharmacies and supermarkets in Shanghai, Jiangsu, and Zhejiang. Currently, China-Biotics is strategically expanding its production capacity of probiotics to meet growing demand in the bulk additive market.  For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, and changes from anticipated levels of sales, future national or regional economic and competitive conditions, market acceptance of its retail store concept, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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